Exhibit 99.2
news release
QLT ANNOUNCES PHASE II CLINICAL TRIAL RESULTS AND DEVELOPMENT PLANS
FOR THE PUNCTAL PLUG DELIVERY SYSTEM
•	90-Day Retention Rate of 81% for Latest Punctal Plug Prototype Device

•	No Dose Response Seen with Higher Doses in Phase II Clinical Studies

•	Expand Development Plans of the Punctal Plug Delivery System in Allergic Conjunctivitis

•	Clinical Results and Plans for Expansion to be Discussed During Today’s Conference Call

For Immediate Release	March 10, 2010
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced results from Phase II clinical trials and a device study for the punctal plug delivery system (PPDS). These studies are part of a development program that is being conducted by QLT’s wholly-owned subsidiary, QLT Plug Delivery, Inc. QLT also announced its plans to expand the program to evaluate a second drug for a new target indication.
Device Retention and New Developments
Recent clinical data on the third-generation punctal plug designs demonstrate a retention rate of 81%, based on available data from 185 eyes with 12 weeks of follow-up. Retention data are derived from a study of healthy volunteers testing several punctal plug prototype designs and from Phase II studies of the latanoprost punctal plug delivery system (L-PPDS) in patients with open-angle glaucoma (OAG) or ocular hypertension (OH), in which the third-generation prototypes were used. Punctal plug designs are continuing to be refined to maximize retention rates. The Company will provide an update on retention rate results by year-end.
In parallel with the punctal plug device refinements, additional activities are focused on optimizing an insertion tool and development of a simple home-use detection system that would allow patients to confirm the presence of the punctal plugs.
L-PPDS Phase II Dosing Trials
The concurrent open-label, multicenter Phase II trials of the punctal plugs investigating the use of higher doses of latanoprost from previous studies did not demonstrate a dose-response. These Phase II clinical trials have evaluated the safety, efficacy, and dosing for L-PPDS treatment of subjects with OAG and OH. L-PPDS containing latanoprost concentrations of 44 µg, 81 µg, and two different 95 µg formulations have been evaluated. The 95 µg formulations were developed to deliver different average daily doses. The third-generation punctal plug designs were used with the 81 µg and both 95 µg L-PPDS formulations.

Range of the mean intraocular pressure (IOP) change from baseline (mmHg) in the Phase II studies:

Latanoprost Concentration in L-PPDS
	44 µg	81 µg	95 µg (A)	95 µg (B)*
Number of Subjects	N=57	N=53	N=42	N=39
Mean IOP Baseline Value (mmHg)	24.5	25.4	25.1	25.0
Range of Mean IOP Change from Baseline: Weeks 1 to 6 (mmHg)	-3.3 to -3.6	-1.9 to -3.4	-3.4 to -4.1	-3.0 to -4.7
Status of Phase II Trial	Complete	Complete	Ongoing to 12 weeks follow-up	Ongoing to 12 weeks follow-up
Equivalent Number of latanoprost Eye Drops (% of Amount in Eye Drops over 3 Months)	29 (32%)	54 (60%)	63 (70%)	63 (70%)

*	The B formulation was designed to deliver a higher average daily dose than the A formulation.
The objective of these trials was to identify formulations that achieve a ≥5 mmHg drop in mean IOP. Because a dose-response is not evident across all L-PPDS formulations tested, new nonclinical research efforts are underway to evaluate alternative approaches to improving the delivery of latanoprost to its target receptors inside the eye. The Company will provide an update on the status of its efforts in the fourth quarter of this year.
“I am pleased with the improvements we have made in the punctal plug retention rate. We continue to work to maximize our retention rates and to explore what retention rate may be acceptable for a commercial product,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “Although we did not see the dose response in our on-going L-PPDS studies, we now know that there are multiple factors that affect drug delivery from a punctal plug and our research efforts for the latanoprost PPDS will be focused on addressing those factors. Building on that knowledge, the next step for this platform technology will be a clinical trial with olopatadine, a compound which targets ocular tissue on the surface of the eye.”
Expansion of Punctal Plug Delivery Platform to Olopatadine and Allergic Conjunctivitis
The second drug candidate selected for the punctal plug delivery platform is olopatadine, an anti-allergy drug. Olopatadine is an active pharmaceutical ingredient that has been approved by the U.S. Food and Drug Administration in an eye drop dosage form for the treatment of the signs and symptoms of allergic conjunctivitis. The PPDS platform may be well-suited for olopatadine delivery to the surface of the eye. Furthermore, retention rates of the third-generation punctal plug over 6 weeks (the intended duration of sustained delivery for this product) are greater than 85%. A short-term, proof-of-concept study to evaluate the preliminary efficacy and safety of a sustained-release olopatadine PPDS for allergic conjunctivitis is expected to begin in the second half of 2010 with results expected by year-end.

About the Device Study (Punctal Plug Prototype Designs)
This study is an ongoing, device, open-label, multicenter study conducted to investigate the safety, tolerability, comfort, ease of handling and insertion/removal, and retention of punctal plug prototype designs, in healthy subjects. More than 800 healthy volunteers have been fitted with a punctal plug in each eye and wear the devices for up to 12 weeks. Enrollment is ongoing. Interim analyses show that the third-generation punctal plug designs have been well tolerated. The most frequently reported adverse device events for subjects fitted with the third generation punctal plug (without drug) have been eye itching (6.5%); increased lacrimation and ocular discomfort (3.7% for each event); and conjunctival hyperemia, conjunctival edema, foreign body sensation in eyes, and eyelid edema (2.8% for each event). Comfort scores for the third-generation punctal plugs are greater than 90 out of 100 on a scale where 100 points equals “no awareness.”
Prototype punctal plug designs continue to be refined and evaluated to further improve retention rates and selection of the final design will converge with the identification of a dose formulation that is to be taken into later-stage clinical trials.
About the 44-µg and 81-µg Phase II Study
This completed Phase II, open-label, multicenter study included two cohorts and was conducted to investigate the safety and preliminary efficacy of L-PPDS containing either 44 µg (first cohort) or 81 µg (second cohort) of latanoprost, a prostaglandin analogue, in subjects with OAG or OH over a six-week period. A total of 113 subjects diagnosed with OAG/OH were enrolled: 60 into the 44 µg cohort and 53 into the 81 µg cohort. The mean age was 65 years and mean baseline IOP was 24.9 ± 2.2 mmHg. In cohort 1 (44 µg), 46 subjects (77%) completed all six weeks of treatment and had an IOP measurement at Week 6, while 14 subjects (23%) discontinued L-PPDS treatment early primarily due to either loss of L-PPDS or inadequate IOP control. In cohort 2 (81 µg), a higher percentage of subjects completed the six week treatment period and had an IOP measurement at Week 6 (50 subjects, 94%). Three subjects (6%) discontinued L-PPDS treatment early primarily due to inadequate IOP control.
The L-PPDS was well-tolerated over the testing period. The overall adverse events range from 1.7% to 11.7% for the 44 µg L-PPDS (cohort 1) and from 1.9% to 22.6% for the 81 µg L-PPDS (cohort 2). Eye itching (commonly seen with initial punctal plug wear) and increased tearing were the most common adverse events (11.7% and 10.0%, respectively, in cohort 1, and 20.8% and 22.6%, respectively, in cohort 2). Foreign body sensation and superficial punctate keratitis were reported in 6.7% and 5.0%, respectively, of cohort 1 subjects and in 7.5% (for each event) of cohort 2 subjects. In general, adverse event incidence was higher for the 81 µg L-PPDS (cohort 2) than for the 44 µg L-PPDS (cohort 1). Conjunctival hyperemia and ocular hyperemia were reported exclusively in cohort 2 (5.3% and 1.8% of all subjects, respectively), as well as eyelid erythema (2.7%). Most events were mild in intensity in both cohorts (41 of 58 events in cohort 1, and 90 of 132 events in cohort 2). Despite the higher incidence of adverse events in cohort 2 (81 µg L-PPDS), comfort and tearing scores were comparable between cohorts 1 and 2 over the six-week study period. L-PPDS comfort combined grades of ‘no awareness’ and ‘mild awareness’ ranged from 88% to 98% in cohort 1 and from 94% to 98% in cohort 2 over the six weeks. Tearing combined grades of ‘none’ and ‘occasional’ ranged from 85% to 96% in cohort 1 and from 81% to 89% in cohort 2 over six weeks.
About the 95-µg Phase II Study
This study is an ongoing, Phase II, open-label, multicenter study conducted to investigate the safety and preliminary efficacy of two different formulations of L-PPDS containing 95-µg latanoprost, in subjects with OAG or OH over a 12-week period. Eighty-one subjects diagnosed with OAG/OH have been enrolled. The mean age is 63 years and mean baseline IOP is 25.0 ± 2.4 mmHg.
The L-PPDS has been well-tolerated over the testing period. Based on preliminary data of 70 subjects (86%) who have completed 6 weeks of follow-up, the overall incidence of adverse events ranges from 1.2% to 9.9%. The most common adverse events are conjunctival hyperemia (9.9%), eyelid itching (8.6%), and eye itching (6.2%). At Week 6, 97% of subjects rated L-PPDS comfort as ‘no awareness’ or ‘mild awareness,’ and 97% of subjects rated tearing as ‘none’ or ‘occasional.’

About the Latanoprost Punctal Plug Delivery System (L-PPDS)
The L-PPDS is a novel, sustained and controlled release drug delivery system that utilizes the puncta to house a drug-eluting device. The L-PPDS is currently being investigated as a treatment for OAG and OH patients to particularly address patient non-compliance issues. The punctal plug delivery system is a minimally invasive drug delivery system that is being developed with a goal of enabling delivery of a variety of drugs to the eye over time through sustained release to the tear film.
About Prostaglandins
Prostaglandins represent the largest segment of the U.S. glaucoma market. Latanoprost is an active ingredient that has been approved by the Food and Drug Administration for reducing elevated intraocular pressure in patients with OAG or OH and is marketed under the trade name Xalatan® in the U.S. Latanoprost is the most-prescribed glaucoma medicine in the world and had franchise sales in 2009 of approximately $1.75 billion (Pfizer).
About Olopatadine
Olopatadine blocks the release of histamine from mast cells. Olopatadine is an active pharmaceutical ingredient that has been approved by the Food and Drug Administration for the treatment of the signs and symptoms of allergic conjunctivitis and is marketed under the trade names Pataday™ and Patanol® in the U.S. (Alcon). U.S. sales of olopatadine were more than $380 million in 2009.
About Allergic Conjunctivitis
Over 50 million people in the U.S. suffer from allergic diseases, and it is estimated that 40%-60% of the allergic population suffer from ocular symptoms. In allergic conjunctivitis, patients suffer from localized itchiness, redness, tearing, and swelling of the eyelid upon exposure of the eye to airborne allergens, such as pollen, mold, dust mites, or animal dander. In severe cases, chronic scratching of the eyes due to allergic symptoms may be associated with corneal or conjunctival scarring, growth of blood vessels in the cornea, and changes in visual acuity.
Conference call information
QLT Inc. will hold an investor conference call to discuss 2009 results and the PPDS study results on Wednesday, March 10, 2010 at 8:30 a.m. ET (5:30 a.m. PT). The call with slides will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. For those dialing in to the call, the presentation slides will be available on QLT’s web site at www.qltinc.com. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, and the development of drugs to be delivered in our proprietary punctal plug devices. For more information, visit our website at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com
Or
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 617-583-1306
tswanson@troutgroup.com
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Visudyne® is a registered trademark of Novartis AG.
Xalatan® is a registered trademark of Pfizer Health AB.
Patanol® is a registered trademark of Alcon Research, Ltd.
Pataday™ is a trademark of Alcon, Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our clinical trial and other development plans related to device insertion and detection, prototype designs, the L-PPDS and PPDS, including future plans to initiate a study on olopatadine for the treatment of allergic conjunctivitis, and expectations for the timing to commence and receive and release data from these studies; our future expectations about our PPDS and device prototypes including the potential for the PPDS to be well-suited for olopatadine delivery to the surface of the eye; and statements which contain language such as: “assuming,” “may,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne and our punctal plug technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.